Exhibit 4.4
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BARCLAYS PLC

RULES OF THE
BARCLAYS LONG TERM INCENTIVE PLAN

Approved by shareholders of Barclays PLC on • 2011
Adopted by the Board Remuneration Committee of Barclays PLC on • 2011
The Plan is a discretionary benefit offered by Barclays Group for the benefit of its employees. Its main purpose is to align the interest of the employees with Barclays long term business goals and performance. The Plan is an incentive for the employees’ future performance and commitment to the goals of the Barclays Group.
Securities purchased or received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose (except to any extent required by statute).
The Plan is being offered for the first time in 2011 and the Board Remuneration Committee of Barclays PLC shall have the right to decide, in its sole discretion, whether or not awards will be granted in 2011 or in the future. The detailed rules of the Plan are set out overleaf.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

“Award” means a Conditional Award, a Forfeitable Award, an Option, a Provisional Allocation or such other form of award as determined by the Grantor on or before the Grant Date which may relate to Shares or to Capital Instruments;

“Board” means the board of directors of the Company or a duly authorised committee of the Board or a duly authorised person;

“Capital Instrument” means a capital instrument or security issued by a Member of the Group from time to time;

“Cash Award” means an Award which relates to a cash sum granted under Schedule 2 to the Plan;

“Committee” means the remuneration committee of the Board (or a duly authorised committee thereof or a duly authorised person) or, on and after the occurrence of a corporate event described in Rule 10 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

“Company” means Barclays PLC (registered in England and Wales with registered number 48839);

“Conditional Award” means a conditional right to acquire Securities granted under the Plan;

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Coupon” means an amount paid as interest or a similar payment in respect of a Capital Instrument subject to an Award over all or part of the Vesting Period;

“Coupon Equivalent Amount” means an amount equal to the value of any Coupons paid on the Capital Instruments subject to an Award which would have been paid to the Participant in respect of the Capital Instruments acquired on the exercise of an Option or Vesting of a Conditional Award or Provisional Allocation between the Grant Date and the date on which the Option first became exercisable or the Conditional Award or Provisional Allocation Vested as the case may be, had those Capital Instruments been beneficially owned by the Participant during that period;

“Dividend Equivalent Amount” means an amount equal to the aggregate dividends (excluding any related tax credits and any dividends of a special or exceptional nature unless the Committee in its absolute discretion determines that they shall be included) which would have been paid to the Participant in respect of the Shares acquired on the exercise of an Option or Vesting of a Conditional Award or Provisional Allocation between the Grant Date and the date on which the Option first became exercisable or the Conditional Award or Provisional Allocation Vested, as the case may be, had those Shares been beneficially owned by the Participant during that period;

“Early Vesting Date” means either:
(a)	the date of cessation of employment of a Participant in the circumstances referred to in Rule 9.1 (Deceased Participants) and Rule 9.2 (Good leavers); or

(b)	a date of notification referred to in Rule 10.1 (General offers), the date of the relevant event referred to in Rule 10.2 (Schemes of arrangement and winding up) or the date of Vesting referred to in Rule 10.3 (Demergers and similar events);
“Exercise Period” means the period referred to in Rule 5.2 (Options) during which an Option may be exercised;

“Eligible Employee” means any person who is an employee or former employee (including an executive director) of a Participating Company and who is deemed eligible to participate by the Grantor;

“Employer” means the current or former Member of the Group that employs the Participant at the relevant time;

“Forfeitable Award” means the transfer of the beneficial interest in Forfeitable Securities to a Participant and the subsequent holding of that interest in accordance with the Plan;

“Forfeitable Securities” means Securities comprised in a Forfeitable Award which are subject to certain restrictions and forfeiture under the Plan;

“Grant Date” means the date on which an Award is granted;

“Grantor” means the Committee or the Trustees, as the case may be, and where the Trustees grant the Award, the grant shall only be made following consultation with the Committee and the Trustees may only exercise their discretions under Rules 2 (Grant), 4 (Vesting), 9 (Leavers) and 10 (Takeovers and other Corporate Events) of the Plan following consultation with the Committee;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the Listing Rules published by the UKLA;

“London Stock Exchange” means London Stock Exchange plc or any successor to that company;

“Market Value” means, in relation to a Security and / or an Option on any date, such value of a Security and/or Option as the Grantor reasonably determines;

“Member of the Group” means:
(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 1159 of the Companies Act 2006) or a Subsidiary of the Company’s holding company; and

(b)	a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of that Act) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose and “Group” shall be construed accordingly;

“Normal Vesting Date” means the date on which an Award vests under Rule 4.1 (Timing of Vesting: Normal Vesting Date);

“Option” means a right to acquire Securities granted under the Plan which is designated as an option by the Grantor;

“Option Price” means the amount, if any, payable on the exercise of an Option;

“Participant” means a person who holds an Award including his personal representatives;

“Participating Company” means the Company or any Subsidiary of the Company;

“Performance Condition” means a condition related to performance which is specified by the Grantor under Rule 2.1 (Terms of grant);

“Plan” means the Barclays Long Term Incentive Plan as amended from time to time;

“Provisional Allocation” means a provisional award of Securities awarded by the Trustees which does not (i) constitute the acquisition by a Participant of an interest in the Securities awarded to him or the acquisition of a right to acquire those Securities or (ii) entitle a Participant to claim any interest in the trust fund of the Trust or to compel the Trustees to pay or apply any of the capital or income comprised in the trust fund of the Trust to or for the benefit of a Participant;

“Risk Committee” means the Barclays Group Risk Committee (or a duly authorised committee thereof or a duly authorised person);

“Rules” means the rules of the Plan as set out in this document and “Rule” shall be construed accordingly;

“Security” means a Capital Instrument or a Share as the context requires;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006);

“Tax Liability” means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Member of the Group or former Member of the Group or the Trustees would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

“Trust” means the Barclays Group (PSP) Employees’ Benefit Trust established by a trust deed made between Barclays Bank PLC (1) and Mourant & Co Trustees Limited (2) on 5 August 1996 as amended from time to time (and of which Appleby Trust (Jersey) Limited is the current trustee);

“Trustees” means the trustee or trustees for the time being of the Trust;

“UKLA” means the United Kingdom Listing Authority;

“US Participant” means a Participant who (i) is resident in, or a citizen or green card holder of, the United States of America on the Grant Date, (ii) is otherwise subject to US taxation on the Grant Date or (iii) becomes subject to US taxation prior to exercise or Vesting of an Award;

“Vest” means:
(a)	in relation to a Conditional Award, a Participant becoming entitled to have Securities transferred to him (or his nominee account ) subject to the Rules;

(b)	in relation to an Option, it becoming exercisable;

(c)	in relation to a Forfeitable Award, the restrictions imposed on the Forfeitable Securities under the Plan ceasing to apply;

(d)	in relation to a Provisional Allocation, the Trustees determining in their absolute discretion to release some or all of the Securities subject to the Provisional Allocation and “Vesting” shall be construed accordingly;

“Vesting Period” means the period starting on the Grant Date and ending on the date on which Securities subject to an Award actually Vest; and

“Vested Securities” means those Securities in respect of which an Award has Vested.

Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted. Where the context permits, the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

Expressions in italics and headings are for guidance only and do not form part of the Plan.

2.	GRANT OF AWARDS

2.1	Terms of grant

Subject to Rule 2.6 (Timing of grant), Rule 2.8 (Approvals and consents) and Rule 3 (Limits), the Grantor may from time to time, in its absolute discretion, grant Awards to such Eligible Employees as it shall, in it absolute discretion, select in accordance with:
(a)	the Rules; and

(b)	such additional terms (whether a Performance Condition and/or any other terms) as the Grantor may specify, including (without limitation) the application of an additional holding period applying to the Securities following Vesting as the Grantor may decide at its absolute discretion.
The Grantor may grant an Award subject to such Performance Condition as it, in its absolute discretion, thinks fit which must (save as otherwise provided in the Rules) be fulfilled before the Award may Vest. No such Performance Condition may subsequently be altered unless circumstances occur which cause the Grantor to determine that such Performance Condition shall have ceased to be appropriate, whereupon the Grantor may, in its absolute discretion, alter the Performance Condition or replace it with a new Performance Condition which will, in the reasonable opinion of the Grantor, be not materially less difficult to satisfy than the unaltered Performance Condition would have been but for the event in question.

2.2	Grant of Award to US Participant

Where an Award is granted under Rule 2.1 (Terms of grant) to a US Participant, such Award shall be subject to the provisions of Schedule 3 to the Plan (United States Addendum).

2.3	Method of grant

An Award shall be granted as follows:
(a)	a Conditional Award or an Option shall be granted by deed executed by the Company or the Trustees as the case may be;

(b)	if an Award is an Option, the Grantor shall determine the Option Price (if any) on or before the Grant Date provided that the Grantor may reduce or waive such Option Price on or prior to the exercise of the Option;

(c)	a Forfeitable Award shall be granted by the procedure set out in Schedule 1 to the Plan (Grant of a Forfeitable Award);

(d)	an Award that is not a Conditional Award, an Option or a Forfeitable Award shall be granted by the procedure set out by the Company from time to time.
Each Participant shall, as soon as reasonably practicable after the Grant Date, be issued with a certificate or notification evidencing his Award and setting out its terms and conditions (including whether the Participant will be required to pay the nominal value of any Securities that he receives under this Award) and any Performance Condition determined under Rule 2.1 (Terms of grant).

2.4	Dividend Equivalent Amount and Coupon Equivalent Amount

The Grantor may in its absolute discretion determine to provide a Dividend Equivalent Amount or Coupon Equivalent Amount, as applicable, to the Participant on the Vesting of an Award. The Dividend Equivalent Amount or Coupon Equivalent Amount may be satisfied, at the absolute discretion of the Grantor:
(a)	in cash, subject to any deductions on account of any Tax Liability as may be required by law or as the Grantor may consider necessary or desirable, as soon as reasonably practicable after the exercise or Vesting of the Award; and/or

(b)	in whole or in part by the issue or transfer to the Participant (or his nominee account ) of the number of Securities which could be subscribed or purchased using the cash amount (or part thereof) of the Dividend Equivalent Amount or Coupon Equivalent Amount at a price equal to the Market Value of the Securities on the date of payment. Rule 4.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 4.5 (Payment of Tax Liability) shall apply as if the provision of Securities was the Vesting of an Award.
Any Dividend Equivalent Amount or Coupon Equivalent Amount does not form part of a Participant’s Award. This Rule shall not apply in the case of any Forfeitable Award under which a Participant is entitled to receive dividends or any Coupon from the Grant Date.

2.5	Method of satisfying Awards

Unless specified to the contrary by the Grantor on the Grant Date:
(a)	an Award of Shares may be satisfied:
(i)	by the issue of new Shares; and/or

(ii)	by the transfer of Shares out of treasury; and/or

(iii)	by the transfer of Shares (other than the transfer of Shares out of treasury); and
(b)	an Award of Capital Instruments may be satisfied by the issue of new Capital Instruments and/or by the transfer of Capital Instruments.
The Grantor may decide to change the way in which it is intended that an Award granted as a Conditional Award, an Option or a Provisional Allocation may be satisfied after it has been granted, having regard to the provisions of Rule 3 (Limits).

2.6	Timing of grant

Subject to Rule 2.8 (Approvals and consents), an Award may be granted:
(a)	in the 6 weeks beginning with:
(i)	the date on which the Plan is approved by the shareholders of the Company; or

(ii)	the dealing day after the date on which the Company announces its results for any period; or

(iii)	the removal of any restrictions imposed on the Grantor or the Company which prevented an Award from being granted in the period mentioned in (ii); or

(iv)	the date on which changes to any legislation or regulations affecting the Plan are announced or made; or

(b)	at any other time when the Grantor so decides, provided that it is not restricted from granting Awards at that time by law or regulation but an Award may not be granted after 27 April 2021 (being the expiry of the period of 10 years beginning with the date on which the Plan is approved by the shareholders of the Company).

2.7	Non-transferability and bankruptcy

An Award granted to any person shall not be transferred, assigned, charged or otherwise disposed of except on his death to his personal representatives and shall lapse immediately on any attempt to do so and shall lapse immediately if he is declared bankrupt.

2.8	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, or any other UK or overseas regulation or enactment.

3.	LIMITS

3.1	5 per cent. in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated in the period of 10 calendar years ending with that calendar year under the Plan and under any other executive share plan adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

3.2	10 per cent. in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated in the period of 10 calendar years ending with that calendar year under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

3.3	Meaning of “allocated”

For the purposes of Rules 3.1 (5 per cent. in 10 years limit) and 3.2 (10 per cent. in 10 years limit):
(a)	Shares are allocated when an option, award or other contractual right to acquire unissued Shares or Shares transferred out of treasury is granted and, where Shares are issued or Shares transferred out of treasury are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or Shares transferred out of treasury;

(b)	any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right granted under any employee share plan shall count as allocated unless they are already treated as allocated under this Rule; and

(c)	for the avoidance of doubt, existing Shares other than Shares that are transferred out of treasury or over which options, awards or other contractual rights are granted shall not count as allocated.

3.4	Post-grant events affecting numbers of “allocated” Shares

For the purposes of Rule 3.3 (Meaning of “allocated“):
(a)	where:
(i)	any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or

(ii)	after the grant of an option, award or other contractual right the Grantor determines that:
(A)	where an amount is normally payable on its exercise it shall be satisfied without such payment but instead by the payment of cash equal to the gain made on its exercise; or

(B)	it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)
the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right shall not count as allocated; and

(b)	the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.
3.5	Changes to investor guidelines

Shares transferred out of treasury shall cease to count as allocated Shares for the purposes of Rule 3.4 (Post-grant events affecting numbers of “allocated” Shares) if institutional investor guidelines cease to require such Shares to be so counted.

3.6	Individual limits

The maximum total Market Value of Securities over which Awards may be granted (or where relevant, in the case of an Option, the Market Value of any such Option that may be granted) during any financial year of the Company is:
(a)	in the case of an Eligible Employee who is an executive director of the Company, 500% of his salary (as defined in this Rule) or where the individual in question commenced employment with any Member of the Group within the previous 12 months or the Grantor in its discretion decides that exceptional circumstances exist in relation to such executive director, such percentage as the Grantor may determine; and

(b)	in the case of an Eligible Employee who is not an executive director of the Company, such percentage of his salary (as defined in this Rule) as the Grantor decides is fair and reasonable.
For the purpose of this Rule 3.6, an Eligible Employee’s salary shall be taken to be his base salary (excluding benefits in kind), expressed as an annual rate payable by the Participating Companies to him on the Grant Date (or such earlier date as the Grantor shall determine). Where a payment of salary is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Grantor may reasonably select.

3.7	Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 3 (Limits) are complied with.

3.8	Restriction on use of unissued Shares and Shares transferred out of treasury

No Shares may be issued or Shares transferred out of treasury to satisfy the Vesting of any Award or the exercise of any Option to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 3.3 (Meaning of “allocated”) and adjusted under Rule 3.4 (Post-grant events affecting numbers of “allocated” Shares)) to exceed the limits in Rules 3.1 (5 per cent. in 10 years limit) and 3.2 (10 per cent. in 10 years limit) except where there is a variation of share capital of the Company which results in the number of Shares so allocated exceeding such limits solely by virtue of that variation.

4.	VESTING OF AWARDS

4.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 4.3 (Restrictions on Vesting: regulatory and tax issues), an Award that is not a Provisional Allocation shall Vest on the later of:
(a)	the date on which the Committee determines whether or not any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied (in whole or part); and

(b)	the date or dates determined by the Grantor as the Normal Vesting Date(s)
except where earlier Vesting occurs on an Early Vesting Date under Rule 9 (Leavers and deceased Participants) or Rule 10 (Takeovers and other corporate events).

In the case of a Provisional Allocation, the Trustees shall, in their absolute discretion, determine whether an Award may Vest on the later of the dates specified in (a) and (b) above.

4.2	Extent of Vesting

An Award shall only Vest to the extent:
(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	as permitted by any other term imposed on the Vesting of the Award; and

(c)	in relation to Vesting before the Normal Vesting Date, as permitted by Rule 9 (Leavers and deceased Participants) or Rule 10 (Takeovers and other corporate events).
Where, under Rule 9 (Leavers and deceased Participants) or Rule 10 (Takeovers and other corporate events), an Award would (subject to the satisfaction of any Performance Condition) Vest before the end of the full period over which performance would be measured under the Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Grantor on such reasonable basis as it decides.

4.3	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:
(a)	the Vesting of the Award, and the issue or transfer of Securities after such Vesting would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Grantor decides that such Tax Liability shall not be satisfied by the sale of Securities pursuant to Rule 4.5 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Grantor that the relevant Member of the Group will receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Grantor requires (and where permitted in the relevant jurisdiction) to satisfy a Member of the Group’s liability to social security contributions in respect of the Vesting of the Award; and

(d)	where the Grantor requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: election for full or partial disapplication of Chapter 2 Part 7 of ITEPA) or any similar arrangement in any overseas jurisdiction.
For the purposes of this Rule 4.3, references to Member of the Group include any former Member of the Group.

4.4	Tax liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Member of the Group to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient of the Securities subject to his Award on his behalf to ensure that the relevant Member of the Group receives the amount required to discharge the Tax Liability and the number of Securities subject to his Award shall be reduced accordingly.

For the purposes of this Rule 4.4, references to Member of the Group include any former Member of the Group.

4.5	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Securities on or following the Vesting of his Award on his behalf to ensure that any relevant Member of the Group or former Member of the Group receives the amount required to discharge the Tax Liability which arises on Vesting except to the extent that the Grantor decides that all or part of the Tax Liability shall be funded in a different manner in which case Rule 4.3 (b) (Restrictions on Vesting: regulatory and tax issues) shall apply.

4.6	Prudent Financial Control

Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if the Grantor determines in its absolute discretion that over the whole or any part of the Vesting Period the underlying financial health of the Group has significantly deteriorated such that there are severe financial constraints on the Group which preclude or limit the Group’s ability to facilitate funding of Awards then:
(a)	the Grantor may in its absolute discretion determine that the number of Securities subject to an Award that may otherwise Vest may be limited, reduced and/or made subject to any other condition as the Grantor considers in its absolute discretion appropriate; and

(b)	in the absence of any determination under Rule 4.6(a), the Vesting of any Securities that may otherwise Vest (including any Securities that have not Vested due to the exercise of discretion under Rule 4.6 (a)) shall be suspended until such time as the Grantor lifts such suspension or exercises discretion under Rule 4.6(a) PROVIDED THAT to the extent that the Grantor has not lifted such suspension or exercised discretion under Rule 4.6(a) within 3 years from the date specified at the Grant Date as the final date on which such Securities may Vest, any Award over such Securities shall lapse in its entirety, unless otherwise determined by the Grantor in exceptional circumstances.
4.7	Conduct conditions

Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, the Grantor may determine in its absolute discretion that the number of Securities subject to an Award that may otherwise Vest may be reduced (to nil if appropriate) as a result of:
(a)	the Group or any Subsidiary’s financial statements having been materially restated at any time during the Vesting Period other than restatement due to a change in accounting policy or to rectify a minor error;

(b)	the Participant having, in the reasonable opinion of the Committee, following consultation with his Employer, deliberately misled the management of the Company, the market and/or the Company’s shareholders regarding the financial performance of the Group or of any Subsidiary at any time during the Vesting period;

(c)	the Participant’s actions at any time during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, caused harm to the reputation of the Group and/or the Participant’s business unit;

(d)	the Participant’s actions at any time during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, amounted to serious misconduct; or

(e)	the Group or the business in which the Participant works having, in the reasonable opinion of the Committee, following consultation with the Risk Committee, suffered a material failure of risk management.
4.8	Change of jurisdiction

If a Participant relocates to another jurisdiction before his Award Vests and, as a result of the relocation, the Participant or any Member of the Group would be subject to additional tax or social security on the Vesting of the Award or the Vesting of the Award in that other jurisdiction would be subject to any regulatory restriction, approval or consent, the Grantor may determine that the Award may:
(a)	Vest on such terms and during such period preceding the date on which the Participant relocates as the Grantor may determine; or

(b)	be released by the Participant for a Cash Award.
5.	CONSEQUENCES OF VESTING

5.1	Conditional Awards and Provisional Allocations

On or as soon as reasonably practicable after the Vesting of a Conditional Award or a Provisional Allocation, the Grantor shall, subject to Rule 4.5 (Payment of Tax Liability) and any arrangement made under Rules 4.3(b) and 4.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of the Vested Securities to the Participant (or his nominee account).

5.2	Options

An Option shall, subject to Rule 6.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Securities for a period determined by the Grantor at the

Grant Date in its absolute discretion, but being a period of no longer than 10 years from the Grant Date, beginning with the date on which the Option Vests unless it lapses earlier under Rule 9.3 (Cessation of employment in other circumstances), Rule 10.1 (General offers), Rule 10.2 (Schemes of arrangement and winding up) or Rule 10.3 (Demergers and similar events).

If an Option is not exercised during the last 30 days of the Exercise Period because of any regulatory restrictions referred to in Rule 6.1(a) (Restrictions on the exercise of an Option: regulatory and tax issues), the Grantor may extend the period during which the Option may be exercised so as to permit the Option to be exercised as soon as those restrictions cease to apply.

5.3	Forfeitable Award

On the Vesting of a Forfeitable Award, the Vested Securities shall cease to be subject to the restrictions imposed on the Forfeitable Securities under the Plan and the Grantor shall, subject to Rule 4.5 (Payment of Tax Liability) and any arrangement made under Rules 4.3(b) and 4.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of the legal title to the Vested Securities and/or any documents of title relating to the Vested Securities to the Participant (or his nominee account ) on or as soon as reasonably practicable after Vesting.

6.	EXERCISE OF OPTIONS

6.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:
(a)	the exercise of the Option and the issue or transfer of Securities after such exercise would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise and the Grantor decides that such Tax Liability shall not be satisfied by the sale of Securities pursuant to Rule 6.4 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Grantor that the relevant Member of the Group will receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Grantor requires (and where permitted in the relevant jurisdiction) to satisfy a Member of the Group’s liability to social security contributions in respect of the exercise of the Option; and

(d)	where the Grantor requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.
For the purposes of this Rule 6.1, references to Member of the Group include any former Member of the Group.

6.2	Exercise in whole or part

An Option must be exercised to the maximum extent possible at the time of exercise unless the Grantor decides that a Participant may exercise the Option in respect of such fewer number of Securities as it decides.

6.3	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Grantor. Unless the Grantor acting fairly and reasonably determines otherwise, any notice of exercise shall,

subject to Rule 6.1 (b) (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Grantor receives it, together with payment of any relevant Option Price (or, if the Grantor so permits, an undertaking to pay that amount).

6.4	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Securities on or following exercise of his Option on his behalf to ensure that any relevant Member of the Group receives the amount required to discharge the Tax Liability which arises on such exercise except to the extent that the Grantor decides that all or part of the Tax Liability shall be funded in a different manner in which case Rule 6.1 (Restrictions on the exercise of an Option: regulatory and tax issues) shall apply.

6.5	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 6.4 (Payment of Tax Liability) and any arrangement made under Rules 6.1(b) and 6.1(c) (Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or his nominee account) or, if appropriate, allot to him (or his nominee account) the number of Securities in respect of which the Option has been exercised.

7.	CASH ALTERNATIVE

7.1	Grantor determination

Where a Conditional Award or Provisional Allocation Vests or where an Option has been exercised and Vested Securities have not yet been allotted or transferred to the Participant (or his nominee), the Grantor may determine that, in substitution for his right (if any) to acquire such number of Vested Securities as the Grantor may decide (but in full and final satisfaction of his right (if any) to acquire those Securities), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 7.3 (Cash equivalent)) of that number of Securities in accordance with the following provisions of this Rule 7.

7.2	Limitation on the application of Rule 7.1

Rule 7.1 (Grantor determination) shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 7.1 (Grantor determination) would cause the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption or adverse tax or social security contributions consequences for the Participant or any Member of the Group as determined by the Committee, provided that this Rule 7.2 shall apply only if its application would prevent the occurrence of a consequence referred to in this Rule 7.2.

7.3	Cash equivalent

For the purpose of this Rule 7, the cash equivalent of a Security is:
(a)	in the case of a Conditional Award or a Provisional Allocation, the Market Value of a Security on the day when the Award Vests;

(b)	in the case of an Option, the Market Value of a Security on the day when the Option is exercised reduced by the Option Price in respect of that Security.
7.4	Payment of cash equivalent

Subject to Rule 7.5 (Deductions), as soon as reasonably practicable after the Grantor has determined under Rule 7.1 (Grantor determination) that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Securities:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those Securities, the Company shall return to him the amount so paid by him.
7.5	Deductions

There shall be deducted from any payment under this Rule 7 such amounts (on account of tax or similar liabilities) as may be required by law or as the Grantor may reasonably consider to be necessary or desirable.

8.	LAPSE OF AWARDS

An Award shall lapse in accordance with the Rules or to the extent it does not Vest under these Rules. On the lapse of all or any part of a Forfeitable Award, the beneficial interest (and, if appropriate, the legal interest) of the Forfeitable Securities in respect of which such Award has lapsed shall be transferred for no (or nominal) consideration to any person specified by the Grantor.

9.	LEAVERS AND DECEASED PARTICIPANTS

9.1	Deceased Participants

If a Participant dies at a time when he is a director or employee of a Member of the Group before the Normal Vesting Date then, subject to Rule 4.3 (Restrictions on Vesting: regulatory and tax issues) and the remainder of this Rule, his Award (provided it is not a Provisional Allocation) shall Vest on the earlier of the Normal Vesting Date and the date on which the Grantor is notified of the death. In the case of a Provisional Allocation, the Trustees shall, in their absolute discretion, decide whether the Award should Vest.

9.2	Good leavers

If a Participant ceases to be a director or employee of a Member of the Group before the Normal Vesting Date by reason of:
(a)	retirement with the agreement of his Employer;

(b)	ill health, injury or disability;

(c)	redundancy (within the meaning of the Employment Rights Act 1996) or any overseas equivalent;

(d)	his office or employment being with either a company which ceases to be a Member of the Group or relating to a business or part of a business which is transferred to a person who is not a Member of the Group; or

(e)	for any other reason, if the Grantor so decides at its discretion then subject to Rule 4.3 (Restrictions on Vesting: regulatory and tax issues), Rule 10 (Takeovers and other corporate events) and the remainder of this Rule, his Award (provided it is not a Provisional Allocation) shall Vest on the Normal Vesting Date unless the Grantor decides that his Award shall Vest on the date of cessation. In the case of a Provisional Allocation, the Trustees shall, in their absolute discretion, decide whether the Award should Vest.

9.3	Cessation of employment in other circumstances

If a Participant ceases to be a director or employee of a Member of the Group for any reason other than those specified in Rule 9.1 (Deceased Participants) or Rule 9.2 (Good leavers) then any Award held by him shall lapse immediately on such cessation.

9.4	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 9 as ceasing to be a director or employee of a Member of the Group until such time as he is no longer a director or employee of any Member of the Group. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director.

9.5	Death following cessation of employment

If a Participant dies following cessation of employment in circumstances where his Award did not lapse but it has not Vested by the time of his death, it shall Vest on the Normal Vesting Date unless the Grantor decides that his Award shall Vest immediately on his death to the extent determined by reference to the time of cessation of employment in accordance with Rule 9.1 (Deceased Participants).

9.6	Calculating number of Securities which Vest

For the purposes of this Rule, the Grantor shall determine the number of Securities which Vest by applying the Performance Condition and any condition imposed on the Vesting of Awards and shall reduce the number of Securities pro rata to reflect any unexpired part of the Vesting Period as at the time that the Participant ceases to be a director or employee, unless the Grantor decides otherwise in its absolute discretion.

10.	TAKEOVERS AND OTHER CORPORATE EVENTS

10.1	General offers

If any person (or group of persons acting in concert):
(a)	obtains Control of the Company as a result of making a general offer to acquire Securities; or

(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects the Grantor shall, subject to Rule 10.5 (Internal reorganisations), have absolute discretion to determine whether Awards shall, subject to Rule 4.3 (Restrictions on Vesting: regulatory and tax issues), Vest if they have not then Vested. In the case of any Option that the Grantor allows to Vest, that Option may, subject to Rule 6.1 (Restrictions on exercise: regulatory and tax issues) be exercised within one month of the date on which the Grantor determines that Vesting is permitted, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

10.2	Schemes of arrangement and winding up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company the Grantor shall, subject to Rule 10.5 (Internal reorganisations), have absolute discretion to determine whether Awards shall, subject to Rule 4.3 (Restrictions on Vesting: regulatory and tax issues), Vest if they have not then Vested. In the case of any Option that the Grantor allows to Vest, that Option may, subject to Rule 6.1 (Restrictions on exercise: regulatory and tax issues) be exercised within one month of the date on which the Grantor determines that Vesting is permitted, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

10.3	Demerger and similar events

If a demerger, special dividend or other similar event is proposed which, in the opinion of the Grantor, would affect the market price of Shares to a material extent, then the Grantor may, at its discretion, decide that Awards shall Vest on such terms as the Grantor may decide.

10.4	Rollover

If any company (“Acquiring Company”) obtains Control of the Company as a result of making an offer referred to in Rule 10.1 (General offers) or a compromise or arrangement referred to in Rule 10.2(a) (Schemes of arrangement and winding up) any Participant may, by agreement with the Acquiring Company, release any Award (“Old Award”) in consideration of the grant to him of an Award (“New Award”) which is equivalent to the Old Award except that it will be over securities in the Acquiring Company or some other company.

The Rules will apply to any New Award granted under this Rule 10.4 as if references to Securities were references to securities over which the New Award is granted and references to the Company were references to the company whose securities are subject to the New Award.

10.5	Internal reorganisations

In the event that:
(a)	an Acquiring Company is expected to obtain Control of the Company as a result of an offer referred to in Rule 10.1 (General offers) or a compromise or arrangement referred to in Rule 10.2(a) (Schemes of arrangement and winding up); and

(b)	at least 75% of the securities in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Grantor, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 10.1 (General offers) or Rule 10.2 (Schemes of arrangement and winding up) but shall be automatically surrendered in consideration for the grant of a New Award under Rule 10.4 (Rollover).

10.6	Corporate events: reduction in number of Vested Securities

If an Award Vests under any of Rules 10.1 (General offers) to 10.3 (Demerger and similar events), the Grantor shall determine the number of Vested Securities of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)	if the Grantor so decides, by applying a pro rata reduction to the number of Securities determined under Rule 10.6(a) to reflect the unexpired part of the Vesting Period.
If an Award Vests under any of Rules 10.1 (General offers) to 10.3 (Demerger and similar events) after the holder of that Award has ceased to be a director or employee of a Member of the Group then Rule 9.6 (Calculating number of Securities which Vest) shall take precedence over this Rule 10.6.

11.	ADJUSTMENT OF AWARDS

11.1	General rule

In the event of any variation of the share capital of the Company or a demerger, special dividend or other similar event which affects the market price of Securities to a material extent the Grantor may make such adjustments as it considers appropriate under Rule 11.2 (Method of adjustment).

11.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:
(a)	the number of Securities comprised in an Award;

(b)	subject to Rule 11.3 (Adjustment below nominal value), the Option Price; and

(c)	where any Award has Vested or Option has been exercised but no Securities have been transferred or allotted after such Vesting or exercise, the number of Securities which may be so transferred or allotted and (if relevant) the price at which they may be acquired.
11.3	Adjustment below nominal value

An adjustment under Rule 11.2 (Method of adjustment) may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:
(a)	to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares
so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

12.	ALTERATIONS

12.1	General rule on alterations

Except as described in Rule 12.2 (Shareholder approval) and Rule 12.4 (Alterations to disadvantage of Participants), the Grantor may at any time alter the Plan or the terms of any Award.

12.2	Shareholder approval

Except as described in Rule 12.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 12.1 (General rule on alterations) to the provisions concerning:
(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of Shares out of treasury;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Securities or cash provided under the Plan;

(e)	the adjustments that may be made in the event of any variation of capital; and

(f)	the terms of this Rule 12.2
without the prior approval by ordinary resolution of the members of the Company in general meeting.

12.3	Exceptions to shareholder approval

Rule 12.2 (Shareholder approval) shall not apply to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Member of the Group.

12.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants (other than to any Performance Condition) shall be made under Rule 12.1 (General rule on alterations) unless the Grantor shall have invited every relevant Participant to indicate whether or not he approves the alteration and the alteration is approved by a majority of those Participants who have given such an indication.

13.	MISCELLANEOUS

13.1	Administration

The Plan shall be administered by the Trustees or the Committee as appropriate, whose decisions on any matter connected with the Plan shall be final and binding.

In respect of Provisional Allocations, the Committee may from time to time make recommendations to the Trustees with regard to the grant of Awards, the selection of Participants, Performance Conditions, Vesting and in respect of Participants who cease employment. The Trustees shall consider the recommendations but shall not be bound to follow such recommendations or be required to give reasons for any refusal to follow them.

13.2	Employment

The rights and obligations of any Participant under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate in it. Participants shall waive any and all rights to compensation or damages in consequence of the termination of the office of employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as such rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award under the Plan does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award. The terms of the Plan are separate from and do not form a term of or any part of or create any obligations or rights pursuant to an individual’s contract of employment

13.3	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Grantor shall be final and binding upon all persons. The exercise of any power or discretion by the Grantor shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

13.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee account ) or, in the case of Forfeitable Securities, released from their restrictions under the Plan, Participants will be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer or release of such restrictions.

13.5	Notices

Any notice or other communication under or in connection with the Plan may be given in such manner as the Board consider to be appropriate, which may include communication by email or intranet or by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Member of the Group, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

Where any such notice or other communication is given by a Participant to the Company, it shall be effective only on receipt by the Company.

13.6	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

13.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

13.8	Severability of Provisions

If any provision in this Plan is for any reason held by any Court or other competent authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part, the remaining provisions of this Plan shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.

13.9	Data Protection
(a)	The Company and the Trustees will store and process information about a Participant on their computers and in other ways. By “information about a Participant” the Company and the Trustees mean personal information they have obtained from the Participant, the

Employer and any other Group companies or other organisations in anticipation of a Participant’s participation in the Plan and during the term of the Plan

(b)	The Company and the Trustees will use information about a Participant to manage and administer the Plan, give the Participant information about the Plan and his Award, to develop and improve their services to the Participant and others and to protect their interests

(c)	The Company and the Trustees may give information about a Participant and his participation in the Plan to the following:
(i)	a Participant’s Employer and it agents or service providers where disclosure is necessary to enable the Company or the Trustees to discharge their duties and obligations in the management and administration of the Plan (including any disclosure of information as may be necessary to enable the Employer to comply with the requirements of any relevant tax, social security or other governmental authority). (For the purposes of this Rule “Employer” includes any company or other entity of the Group who may become the Participant’s employer during the term of the Plan and any other company or entity which has a duty to comply with any requirements imposed, any relevant tax, social security or other governmental authority in connection with his participation in the Plan);

(ii)	people who provide a service to the Company or the Trustees or are acting as their agents on the understanding that they will keep the information confidential;

(iii)	anyone to whom the Company or the Trustees transfer or may transfer their rights and duties under the Plan;

(iv)	where the Company has a duty to do so or if the law allows the Company to do so (including any relevant tax, social security or other governmental authority).

Otherwise the Company and the Trustees will keep information about a Participant confidential
(d)	If the Company or the Trustees transfer information about a Participant to a service provider or agent in another country, they will procure that the service provider or agent agrees to apply the same levels of protection as the Company and the Trustees are required to apply in the UK and other EU jurisdictions and to use information about a Participant only for the purpose of providing the service to the Company or the Trustees.
13.10	Governing Law

This Plan shall be construed, administered and governed in all respects under and by the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

SCHEDULE 1 — GRANT OF A FORFEITABLE AWARD
On or before the grant of a Forfeitable Award, each employee selected for such an Award must enter into an agreement with the Company under the terms of which the employee agrees both in respect of the Securities comprised in the Award at the Grant Date and any additional Securities that may become subject to the Award under Rule 2.4 (Dividend Equivalent Amount and Coupon Equivalent Amount):
(a)	to have full beneficial ownership of the Securities;

(b)	unless the Grantor decides otherwise, to waive his right to all cash and scrip dividends on his Forfeitable Securities until Vesting;

(c)	that he will not assign, transfer, charge or otherwise dispose of any Forfeitable Securities or any interest in such Forfeitable Securities until Vesting save as otherwise required by the Rules;

(d)	if required by the Grantor, to enter into any elections under Part 7 of ITEPA and any election to transfer, or any agreement to pay, secondary Class 1 National Insurance contributions (or their equivalents in any jurisdiction) in relation to his Forfeitable Securities; and

(e)	to sign any documentation to give effect to the terms of the Forfeitable Award.
On (or as soon as practicable after) the Grant Date (or as soon as practicable after the payment date of the relevant dividend in the case of additional Shares that are to become subject to the Forfeitable Award under Rule 2.4 (Dividend Equivalent Amount and Coupon Equivalent Amount)) either the legal ownership of the Forfeitable Securities shall be held on the Participant’s behalf by a nominee as chosen from time to time by the Grantor or the Participant shall deposit the share certificate (or any other document of title) relating to the Forfeitable Securities together with a signed but otherwise uncompleted instrument of transfer with such person as the Grantor may from time to time decide.

SCHEDULE 2 — CASH AWARDS
The Rules of the Plan shall apply to a Cash Award granted or to be granted under this Schedule as if it was a Conditional Award, an Option or a Provisional Allocation over Securities as determined by the Grantor, except as set out in this Schedule. References in the Rules of the Plan to Securities shall be read as references to a cash sum where the context so requires. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.
(a)	The Grantor may grant or procure the grant of a Cash Award.

(b)	The Grantor shall determine the form of a Cash Award (Conditional Award, Option or Provisional Allocation) on or before the Grant Date of that Cash Award.

(c)	Each Cash Award shall relate to a given number of notional Securities.

(d)	On or as soon as reasonably practicable after the Vesting of a Cash Award structured as a Conditional Award or a Provisional Allocation, the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Securities.

(e)	A Cash Award structured as an Option shall be exercisable in respect of notional Vested Securities for a period determined by the Grantor at the Grant Date in its absolute discretion (being a period of no longer than 10 years from the Grant Date) beginning with the date on which the Cash Award Vests (unless it lapses earlier under Rule 9.3 (Cessation of employment in other circumstances) or Rule 10 (Takeovers and other corporate events)). Following the exercise of a Cash Award structured as an Option, the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Securities less the Option Price (if any).

(f)	For the purposes of this Schedule:
(i)	the Cash Value of a notional Security is the Market Value of a Security on the date of Vesting of a Cash Award structured as a Conditional Award or a Provisional Allocation and on the date of exercise of a Cash Award structured as an Option; and

(ii)	the Market Value of a Security on any day shall be determined in accordance with Rule 7.3 (Cash equivalent).
(g)	Any cash sum payable under paragraphs (d) or (e) above shall be paid by the Employer as soon as practicable after the Vesting of the Cash Award under paragraph (d) or its exercise under paragraph (e), net of any deductions (on account of any Tax Liabilities) as may be required by law.

(h)	For the avoidance of doubt, a Cash Award shall not confer any right on the holder of such an Award to receive Securities or any interest in Securities.

SCHEDULE 3 — UNITED STATES ADDENDUM1
This Schedule shall apply for all US Participants who are Eligible Employees. Where a Participant becomes a US Participant after the grant of an Award, such Award is modified in a manner consistent with this Schedule. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.
Except as noted in this Schedule, the Rules described in the Plan apply to Awards granted under this Schedule.
Notwithstanding anything in the Plan to the contrary, Awards granted to a US Participant shall be subject to the following provisions, as applicable:
(a)	The award documentation provided for Conditional Awards and Awards otherwise subject to section 409A of the United States Internal Revenue Code of 1988, as amended (“Section 409A”) shall include the scheduled payment/settlement date(s) for such Award.

(b)	The grant of Dividend Equivalent Amounts and Coupon Payment Amounts under Rule 2.4 (Dividend Equivalent Amount and Coupon Equivalent Amount) shall not apply to Options.

(c)	Rule 4.6 (Prudent Financial Control) shall not apply to a Conditional Award or any other Award that is subject to Section 409A, unless any delay in payment/settlement of the Award described in Rule 4.6 (Prudent Financial Control) is legally required under applicable law (within the meaning of US Treasury Regulation Section 1.409A-2(b)(7)(ii)) or the payment would otherwise jeopardise the Company’s ability to continue as a “going concern” (within the meaning of US Treasury Regulation Section 1.409A-3(d)).

(d)	Notwithstanding Rule 5.1 (Conditional Awards and Provisional Allocations), payment/settlement with respect to any:
(i)	Provisional Allocation or another Award that is exempt from Section 409A or any Dividend Equivalent Amount or Coupon Payment Amount shall be made no later than 2 1/2 months following the end of the calendar year in which such Award or amount Vests; and

(ii)	Conditional Award or any other Award that is subject to Section 409A shall be made as soon as practicable following the scheduled payment/settlement date but in no event more than 30 days thereafter, except as otherwise permitted under Section 409A; provided, however, that to the extent a Participant dies before the Normal Vesting Date, such Participant’s Awards shall be paid/settled as soon as practicable following the date of death, but only to the extent then Vested.
(e)	Any determination described in Rule 7.1 (Grantor determination) shall not be permitted to the extent that such determination or payment of cash would cause a delay in the payment or taxability of the applicable Award, unless such deferral is in compliance with Section 409A.

(f)	Notwithstanding anything in Rule 9.2 (Good leavers) or Rule 10 (Takeovers and other corporate events) to the contrary, in the case of a Conditional Award or other Award that is subject to Section 409A, the provisions of Rule 9.2 (Good leavers) or Rule 10 (Takeovers and other corporate events) as the case may be, may be invoked to accelerate the Vesting of such Award but not the payment or settlement of such Award. Such Award shall be paid or settled on the originally-scheduled payment/settlement date, unless otherwise permitted under Section 409A.

(g)	Adjustments made pursuant to Rule 11 (Adjustment of Awards) with respect to any Award granted to a US Participant shall be made in accordance with US Treasury Regulation Section 1.409A-1(b)(5).

[1]	No Awards in the form of nil-cost Options over Securities or other Options over Capital Instruments shall be granted to US Participants.

(h)	To the extent that a Participant who has been granted an Option becomes subject to US taxation and his Option is determined to have been granted with an option price less than “fair market value” on the Grant Date as defined in US Treasury Regulation Section 1.409A-1(b)(5), his Option shall be exercisable only as follows: (i) if the Option is Vested in the year that the Participant becomes subject to US taxation, the Option shall be exercisable only in the first calendar year after the year in which the Participant becomes subject to US taxation; and (ii) if the Option is not Vested in the year that the Participant becomes subject to US taxation, the Option shall be exercisable only in the first calendar year after the year in which the substantial risk of forfeiture (within the meaning of Section 409A) lapses.

(i)	The provisions of this Schedule shall also apply to Cash Awards granted under Schedule 2 to the Plan (Cash Awards) to the same extent that this Schedule applies to other Conditional Awards, Provisional Allocations or Options.

(j)	In the event that a Participant is a “specified employee” (within the meaning of US Treasury Regulation Section 1.409A-1(i)) as of the date of the Participant’s “separation from service” (within the meaning of US Treasury Regulation Section 1.409A-1(h)) and if any Award both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then, to the extent necessary to avoid penalties under Section 409A, no Award that is a deferral of compensation shall be paid or settled prior to the first day of the seventh month following the Participant’s separation from service.